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Exhibit 5.1

August 18, 2003

Polycom, Inc.
4750 Willow Road
Pleasanton, CA 94588

        Re:    Registration Statement on Form S-8

Ladies and Gentlemen:

        We have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Polycom, Inc., a Delaware corporation (the "Registrant" or "you"), with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of an additional 1,900,000 shares of Common Stock (the "Shares"), reserved for issuance pursuant to the 1996 Stock Incentive Plan, as amended (the "Plan"). As your legal counsel, we have reviewed the actions proposed to be taken by you in connection with the issuance and sale of the Shares to be issued under the Plan.

        It is our opinion that the Shares, when issued and sold in the manner referred to in the Plan and pursuant to the agreements which accompany the Plan, will be legally and validly issued, fully paid and non-assessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,
WILSON SONSINI GOODRICH & ROSATI Professional Corporation

/s/ WILSON SONSINI GOODRICH & ROSATI, P.C.

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  Exhibit 5.1